CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
EEM Digital Buffer Securities	$499,000	$35.58

(1) Pursuant to Rule 457(p) under the Securities Act of 1933, filing fees of $94,671.00 have already been paid with respect to unsold securities that were previously registered pursuant to a Registration Statement on Form F-3 (No. 333-89136) of ABN AMRO Bank N.V. (the "Prior Registration Statement"), which was initially filed on May 24, 2002 and for which a post-effective amendment was filed on September 17, 2003 and have been carried forward. ON JANUARY 23, 2009 AN ADDITIONAL FILING FEE OF $10,000 WAS PAID. ON MARCH 31, 2010 AN ADDITIONAL FILING FEE OF $10,000 WAS PAID.  The $35.58 fee with respect to the $499,000 Digital Buffer Securities linked to the performance of the  iShares MSCI Emerging Markets Index due April 30, 2013 sold pursuant to this registration statement is offset against those filing fees, and $8,913.13 remains available for future registration fees. No additional fee has been paid with respect to this offering.

Pricing Supplement No. 034 Dated April 27, 2010
to Registration Statement Nos. 333-162193 and 333-162193-01
(To Product Supplement No. 2-III Dated April 2, 2010,
Underlying Supplement No. 2-IV,
Prospectus Supplement Dated April 2, 2010, and
Prospectus Dated April 2, 2010
Rule 424 (b)(2)

THE ROYAL BANK OF SCOTLAND N.V. 36 Month, Digital Buffer Securities
Issuer:	The Royal Bank of Scotland N.V.	Launch Date:	April 13, 2010
Lead Agent:	RBS Securities Inc.	Pricing Date:	April 27, 2010
Issue Price:	100%	Settlement Date:	April 30, 2010
CUSIP:	78009KFL1	Determination Date:	April 25, 2013[1]
ISIN:	US78009KFL17	Maturity Date:	April 30, 2013
[1]Subject to certain adjustments as described in the accompanying Product Supplement
Status and Guarantee:	Unsecured, unsubordinated obligations of the Issuer and fully and unconditionally guaranteed by the Issuer’s parent company, RBS Holdings N.V.
Description of Offering:	36 Month, Digital Buffer Securities linked to the performance of the iShares MSCI Emerging Markets Index Fund due April 30, 2013 (the “Securities”)
Underlying Fund:	iShares MSCI Emerging Markets Index Fund (Ticker: EEM)
Coupon:	None. The Securities do not pay interest.
Payment at Maturity:
The payment at maturity for each Security is based on the performance of the Underlying Fund linked to such Security. The cash payment at maturity is calculated as follows:
(i) if the Fund Return is 0% or positive, $1,000 plus the Digital Return;
(ii) if the Fund Return is less than 0% down to and including -10%, $1,000; and
(iii) if the Fund Return is less than -10%, $1,000 plus (Fund Return + 10%) × $1,000.
If the Fund Return is less than -10% you could lose up to 90% of your initial principal investment. In addition, if the Fund Return is 0% or positive, you will never receive a payment at maturity greater than the Maximum Redemption at Maturity of $1,280 per $1,000 principal amount of Securities.
Any payment at maturity is subject to the creditworthiness of The Royal Bank of Scotland N.V. and RBS Holdings N.V., as guarantor.

Fund Return:	The Fund Return is the percentage change in the price of the Underlying Fund, calculated as follows: Final Price – Initial Price Initial Price
Initial Price:	$41.51 The Closing Price of the Underlying Fund on the Pricing Date, subject to certain adjustments as described in the accompanying Product Supplement.
Final Price:	The Closing Price of the Underlying Fund on the Determination Date, subject to certain adjustments as described in the accompanying Product Supplement.
Buffer Level:
10% buffer. A Fund Return equal to or less than 0% down to and including -10% will not result in the loss of any principal. A Fund Return of less than -10% will result in a loss of principal which could be up to 90% of your initial principal investment.

Digital Return:	$280.00 (or 28.00%) per $1,000 principal amount of Securities.
Maximum Redemption at Maturity:
$1,280 per $1,000 principal amount of Securities. Regardless of how much the Underlying Fund may appreciate above the Initial Price, you will never receive more than $1,280 per $1,000 principal amount of Securities, at maturity.

Trustee:	Wilmington Trust Company	Securities Administrator:	Citibank, N.A.
Denomination:	$1,000	Settlement:	DTC, Book Entry, Transferable
Selling Restriction:	Sales in the European Union must comply with the Prospectus Directive
	Price to Public	Aggregate Agent’s Commission[2]	Aggregate Proceeds to Issuer
Per Security	$1,000	$32.50	$967.50
Total	$499,000	$16,217.50	$482,782.50
[2]For additional information see “Plan of Distribution (Conflicts of Interest)” in this Pricing Supplement.

The Securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency, nor are they obligations of, or guaranteed, by a bank.
Investing in the Securities involves a number of risks.  See “Risk Factors” beginning on page PS-8 of the accompanying Product Supplement No. 2-III and “Risk Factors” beginning on page 8 of this Term Sheet. The Securities and Exchange Commission and state securities regulators have not approved or disapproved these Securities, or determined if this Term Sheet or the accompanying Product Supplement, Prospectus Supplement or Prospectus are truthful or complete. Any representation to the contrary is a criminal offense.
The agents are not obligated to purchase the Securities but have agreed to use reasonable efforts to solicit offers to purchase the Securities.  To the extent the full aggregate face amount of the Securities being offered by this Term Sheet is not purchased by investors in the offering, one or more of our affiliates may purchase a part of the unsold portion, which may constitute up to 15% of the total aggregate face amount of the Securities, and to hold such Securities for investment purposes.  See “Holdings of the Securities by Our Affiliates and Future Sales” under the heading “Risk Factors” and “Plan of Distribution (Conflicts of Interest)” in this Term Sheet.  This Term Sheet and the accompanying Product Supplement, Prospectus Supplement and Prospectus may be used by our affiliates in connection with offers and sales of the Securities in market-making transactions.

PRICE: $1,000 PER SECURITY

THE ROYAL BANK OF SCOTLAND N.V. Digital Buffer Securities

WHERE YOU CAN FIND MORE INFORMATION

The Royal Bank of Scotland N.V., or RBS N.V., has filed a registration statement (including a Prospectus and Prospectus Supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this Pricing Supplement relates. Before you invest, you should read the Prospectus and Prospectus Supplement in that registration statement and other documents, including the applicable Product Supplement, related to this offering that RBS N.V. has filed with the SEC for more complete information about RBS N.V. and the offering of the Securities.

You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, RBS N.V., any underwriter or any dealer participating in the offering will arrange to send you the Prospectus, Prospectus Supplement, Underlying Supplement No. 2-IV and Product Supplement No. 2-III if you request by calling toll free (866) 747-4332.

You should read this Pricing Supplement together with the Prospectus dated April 2, 2010, as supplemented by the Prospectus Supplement dated April 2, 2010 relating to our Notes of which these Securities are a part, and the more detailed information contained in Product Supplement No. 2-III dated April 2, 2010 and Underlying Supplement No. 2-IV dated April 2, 2010.  This Pricing Supplement, together with the documents listed below, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in this Pricing Supplement and in the accompanying Product Supplement No. 2-III, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying Supplement No. 2-IV dated April 2, 2010:

http://www.sec.gov/Archives/edgar/data/897878/000095010310000973/crt_424b2.pdf

•	Product Supplement No. 2-III dated April 2, 2010:

http://www.sec.gov/Archives/edgar/data/897878/000095010310000970/crt_424b2.pdf

•	Prospectus Supplement dated April 2, 2010:

http://www.sec.gov/Archives/edgar/data/897878/000095010310001004/crt_dp17140-424b2.pdf

•	Prospectus dated April 2, 2010:

http://www.sec.gov/Archives/edgar/data/897878/000095010310000965/crt_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 897878. As used in this Pricing Supplement, the “Company,” “we,” “us” or “our” refers to The Royal Bank of Scotland N.V.; “Holdings” refers to RBS Holdings N.V.

These Securities may not be offered or sold (i) to any person/entity listed on sanctions lists of the European Union, United States or any other applicable local competent authority; (ii) within the territory of Cuba, Sudan, Iran and Myanmar; (iii) to residents of Cuba, Sudan, Iran or Myanmar; or (iv) to Cuban Nationals, wherever located.

We reserve the right to withdraw, cancel or modify any offering of the Securities and to reject orders in whole or in part prior to their issuance.

RBS NotesSM is a Service Mark of The Royal Bank of Scotland N.V.

THE ROYAL BANK OF SCOTLAND N.V. Digital Buffer Securities

SUMMARY

The following summary does not contain all the information that may be important to you. You should read this summary together with the more detailed information that is contained in Product Supplement No. 2-III and in the accompanying Underlying Supplement No. 2-IV, Prospectus and Prospectus Supplement. You should carefully consider, among other things, the matters set forth in “Risk Factors” in Product Supplement No. 2-III, which are summarized on page 8 of this Pricing Supplement. In addition, we urge you to consult with your investment, legal, accounting, tax and other advisors with respect to any investment in the Securities.

What are the Securities?

The Securities are senior notes issued by us, The Royal Bank of Scotland N.V., and are fully and unconditionally guaranteed by our parent company, RBS Holdings N.V. The Securities are linked to performance of the iShares MSCI Emerging Markets Index Fund, which we refer to as the Underlying Fund. The Securities have a maturity of 36 Months. The payment at maturity of the Securities is determined based on the performance of the Underlying Fund, subject to a cap, as described below. Unlike ordinary debt securities, the Securities do not pay interest. If the fund return is less than 0% down to and including -10%, you will be entitled to receive only the principal amount of $1,000 per Security at maturity. In such a case, you will receive no return on your investment and you will not be compensated for any loss in value due to inflation and other factors relating to the value of money over time. If the fund return is less than -10%, you will suffer a loss and you could lose up to 90% of your initial principal investment. If the fund return is 0% or positive you will receive the maximum redemption at maturity per security of $1,280.00, which represents a return of 28.00%. If the fund return is positive, your return on the Securities will be equal to the digital return of 28.00% regardless of how much or how little the price of the Underlying Fund may appreciate above the initial price. The digital return is a fixed amount. We call it a digital return because the digital return is either payable in full or it is not payable at all, like a digital switch that is either fully on or fully off.

Any payment on the Securities is subject to the creditworthiness (ability to pay) of The Royal Bank of Scotland N.V. and RBS Holdings N.V. as guarantor.

What will I receive at maturity of the Securities and how is this amount calculated?

At maturity you will receive, for each $1,000 principal amount of Securities, a cash payment calculated as follows:

(1)    If the fund return is 0% or positive, $1,000 plus the digital return; or

(2)    If the fund return is less than 0% down to and including -10%, $1,000; or

(3)    If the fund return is less than -10%, then $1,000 plus (fund return + 10%) × 1,000.

Accordingly, if the fund return is less than -10%, at maturity you will receive less than the principal amount of $1,000 per Security and you could lose up to 90% of your initial principal investment. If the fund return is 0% or positive, you will never receive a payment at maturity greater than the maximum redemption at maturity of $1,280.00 per $1,000 principal amount of Securities.

What are the fund return, the digital return and the maximum redemption at maturity and how are they calculated?

The fund return is the percentage change in the price of the Underlying Fund, over the term of the Securities, calculated as:

Final Price – Initial Price
Initial Price

where,

•	the initial price is the closing price of the Underlying Fund on the pricing date; and

•	the final price is the closing price of the Underlying Fund on the determination date.

THE ROYAL BANK OF SCOTLAND N.V. Digital Buffer Securities

The digital return is $280 (or 28.00%) per $1,000 principal amount of Securities.

The maximum redemption at maturity is $1,280.00 per $1,000 principal amount of Securities, which is equivalent to a return of 28.00% on your initial principal investment. The digital return is fixed so that regardless of how much or how little the fund return may appreciate above the initial price, you will never receive more than $1,280.00 per $1,000 principal amount of Securities at maturity. Similarly, if the final price is equal to the initial price you will receive $1,280.00 per $1,000 principal amount of Securities at maturity.

Will I receive interest payments on the Securities?

No. You will not receive any interest payments on the Securities.

Will I get my principal back at maturity?

The Securities are not fully principal protected. Subject to the creditworthiness of The Royal Bank of Scotland N.V., as the issuer of the Securities, and RBS Holdings N.V., as the guarantor of the issuer’s obligations under the Securities, you will receive at maturity at least $100 per $1,000 principal amount of Securities, regardless of the closing price of the Underlying Fund on the Determination Date. If the fund return is less than -10% over the term of the Securities, you will lose some of your initial principal investment and you could lose as much as 90% of your initial principal investment.

However, if you sell the Securities prior to maturity, you will receive the market price for the Securities, which could be zero. There may be little or no secondary market for the Securities. Accordingly, you should be willing to hold your securities until maturity.

Can you give me examples of the payment at maturity?

Example 1: If, for example, in a hypothetical offering, the initial price is $45.00, the final price is $60.00 and the digital return is $280.00, then the fund return would be calculated as follows:

Final Price – Initial Price
Initial Price

or

$60.00 – $45.00 = 33.33%
   $45.00

In this hypothetical example, the fund return is positive. Therefore, the payment at maturity will be $1,000 plus the digital return of $280.00 or a total payment of $1,280 per $1,000 principal amount of Securities. In this hypothetical example, the fund return was 33.33% but you would have received a return of 28.00% over the term of the Securities.

Example 2: If, for example, in a hypothetical offering, the initial price is $45.00, the final price is $46.00 and the digital return is $280.00, then the fund return would be calculated as follows:

Final Price – Initial Price
Initial Price

or

$46.00 – $45.00 = 2.22%
    $45.00

In this hypothetical example, the fund return is positive. Therefore, the payment at maturity will be $1,000 plus the digital return of $280.00 or a total payment of $1,280 per $1,000 principal amount of Securities.

In this hypothetical example, the fund return was 2.22% but you would have received a return of 28.00% over the term of the Securities. If the fund return is positive, you will receive the digital return regardless of how much or how little the fund return appreciates over the initial price. Similarly, if the fund return is 0% you will receive the digital return.

THE ROYAL BANK OF SCOTLAND N.V. Digital Buffer Securities

Example 3: If, for example, in a hypothetical offering, the initial price is $45.00 and the final price is $42.00, then the fund return would be calculated as follows:

Final Price – Initial Price
Initial Price

or

$42.00 – $45.00 = -6.66%
$45.00

In this hypothetical example, the fund return is negative. Since the fund return is less than 0% but more than -10% you would receive, at maturity, the principal amount of $1,000 per Security.

In this hypothetical example, the fund return was -6.66% and you would not have lost any of your initial principal investment because the fund return was negative but not less than -10%. In this hypothetical example you would not have received any return on your initial principal investment and you would not be compensated for any loss in value due to inflation and other factors relating to the value of money over time.

Example 4: If, for example, in a hypothetical offering, the initial price is $45.00 and the final price is $30.00, then the fund return would be calculated as follows:

Final Price – Initial Price
Initial Price

or

$30.00 – $45.00 = -33.33%
 $45.00

In this hypothetical example, the fund return is negative and is less than -10%. Therefore, payment at maturity will be calculated as:

$1,000 + [(fund return + 10%) × $1,000]

or

$1,000 + [(-33.33% + 10%) × $1,000] = $766.70

Therefore, in this hypothetical example, you would receive at maturity a total payment of $766.70 for each $1,000 principal amount of Securities. In this hypothetical example, the fund return was -33.33% but you would have lost 23.30% of your initial principal investment over the term of the Securities.

These examples are for illustrative purposes only. It is not possible to predict the final price of the Underlying Fund on the determination date or at any other time during the term of the Securities. The initial price is subject to adjustment as set forth in “Description of Securities — Discontinuance of the Underlying Fund; Alteration of Method of Calculation” in the related Product Supplement.

In this Pricing Supplement, we have also provided under the heading “Hypothetical Return Analysis of the Securities at Maturity” the total return of owning the Securities through maturity for various closing prices of an Underlying Fund on the determination date.

Is there a limit on how much I can earn over the term of the Securities?

Yes. If the Securities are held to maturity and the Underlying Fund is unchanged or appreciates, the total amount payable at maturity per Security is capped at $1,280.00. This means that if the final price is equal to the initial price you will receive the digital return. If the Underlying Fund appreciates, no matter how much the Underlying Fund may appreciate above the initial price, your return on the Securities will never exceed 28.00%.

THE ROYAL BANK OF SCOTLAND N.V. Digital Buffer Securities

What is the minimum required purchase?

You may purchase Securities in minimum denominations of $1,000 or in integral multiples thereof.

Is there a secondary market for Securities?

The Securities will not be listed on any securities exchange. Accordingly, there may be little or no secondary market for the Securities and, as such, information regarding independent market pricing for the Securities may be extremely limited. You should be willing to hold your Securities until the maturity date.

Although it is not required to do so, we have been informed by our affiliate that when this offering is complete, it intends to make purchases and sales of the Securities from time to time in off-exchange transactions. If our affiliate does make such a market in the Securities, it may stop doing so at any time.

In connection with any secondary market activity in the Securities, our affiliate may post indicative prices for the Securities on a designated website or via Bloomberg. However, our affiliate is not required to post such indicative prices and may stop doing so at any time. Investors are advised that any prices shown on any website or Bloomberg page are indicative prices only and, as such, there can be no assurance that any trade could be executed at such prices. Investors should contact their brokerage firm for further information.

In addition, the issue price of the Securities includes the selling agents’ commissions paid with respect to the Securities and the cost of hedging our obligations under the Securities. The cost of hedging includes the profit component that our affiliate has charged in consideration for assuming the risks inherent in managing the hedging of the transactions. The fact that the issue price of the Securities includes these commissions and hedging costs is expected to adversely affect the secondary market prices of the Securities. See “Risk Factors — The Inclusion of Commissions and Cost of Hedging in the Issue Price is Likely to Adversely Affect Secondary Market Prices” and “Use of Proceeds” in the accompanying Product Supplement No. 2-III.

What is the relationship between The Royal Bank of Scotland N.V., RBS Holdings N.V. and RBS Securities Inc.?

RBS Securities Inc., which we refer to as RBSSI, is an affiliate of The Royal Bank of Scotland N.V. and RBS Holdings N.V. RBSSI will act as calculation agent for the Securities, and is acting as agent for this offering. RBSSI will conduct this offering in compliance with the requirements of NASD Rule 2720 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate. See “Risk Factors — Potential Conflicts of Interest between Holders of Securities and the Calculation Agent” and “Plan of Distribution (Conflicts of Interest)” in the accompanying Product Supplement No. 2-III.

Tell me more about The Royal Bank of Scotland N.V. and RBS Holdings N.V.

The Royal Bank of Scotland N.V. is the new name of ABN AMRO Bank N.V.

RBS Holdings N.V. is the new name of ABN AMRO Holding N.V.

On February 6, 2010, ABN AMRO Bank N.V. changed its name to The Royal Bank of Scotland N.V. and on April 1, 2010 ABN AMRO Holding N.V. changed its name to RBS Holdings N.V.

The name changes are not changes of the legal entities that will issue and guarantee, respectively, the Securities referred to herein, and the name changes do not affect any of the terms of the Securities.  The Securities will continue to be issued by The Royal Bank of Scotland N.V. and to be fully and unconditionally guaranteed by The Royal Bank of Scotland N.V.’s parent company, RBS Holdings N.V.

While the name “ABN AMRO Bank N.V.” is used by a separate legal entity, which is owned by the State of the Netherlands (the “Dutch State”), neither the separate legal entity named ABN AMRO Bank N.V. nor the Dutch State will, in any way, guarantee or otherwise support the obligations under the Securities.

THE ROYAL BANK OF SCOTLAND N.V. Digital Buffer Securities

The Royal Bank of Scotland N.V. and RBS Holdings N.V. are both affiliates of The Royal Bank of Scotland plc and The Royal Bank of Scotland Group plc; however, none of The Royal Bank of Scotland plc, The Royal Bank of Scotland Group plc or the UK government, in any way, guarantees or otherwise supports the obligations under the Securities.

For additional information, see “The Royal Bank of Scotland N.V. and RBS Holdings N.V.” in the accompanying prospectus dated April 2, 2010.

What if I have more questions?

You should read “Description of Securities” in the accompanying Product Supplement No. 2-III for a detailed description of the terms of the Securities. RBS N.V. has filed a registration statement (including a Prospectus and Prospectus Supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the Prospectus and Prospectus Supplement in that registration statement and other documents RBS N.V. has filed with the SEC for more complete information about RBS N.V. and the offering of the Securities. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, RBS N.V., any underwriter or any dealer participating in the offering will arrange to send you the Prospectus and Prospectus Supplement if you request it by calling toll free (866) 747-4332.

THE ROYAL BANK OF SCOTLAND N.V. Digital Buffer Securities

RISK FACTORS

You should carefully consider the risks of the Securities to which this Pricing Supplement relates and whether these Securities are suited to your particular circumstances before deciding to purchase them. It is important that prior to investing in these Securities you read the Underlying Supplement No. 2-IV and Product Supplement No. 2-III related to such Securities and the accompanying Prospectus and Prospectus Supplement to understand the actual terms of and the risks associated with the Securities. In addition, we urge you to consult with your investment, legal, accounting, tax and other advisors with respect to any investment in the Securities.

Market Risk, Capped Return

If the fund return is less than 0% down to -10%, you will be entitled to receive only the principal amount of $1,000 per Security at maturity. In such a case, you will receive no return on your investment and you will not be compensated for any loss in value due to inflation and other factors relating to the value of money over time. If the fund return decreases more than 10%, you could lose up to 90% of your initial principal investment. If the fund return is zero (0%) or positive, your return will be limited to 28.00% regardless of how much the Underlying Fund may appreciate above its initial price.

Credit Risk

The Securities are issued by RBS N.V. and guaranteed by RBS Holdings N.V., RBS N.V.’s parent company. As a result, investors in the Securities assume the credit risk of RBS N.V. and that of RBS Holdings N.V. in the event that RBS N.V. defaults on its obligations under the Securities.  This means that if RBS N.V. and RBS Holdings N.V. fail, become insolvent, or are otherwise unable to pay their obligations under the Securities, you could lose some or all of your initial principal investment. Any obligations or Securities sold, offered, or recommended are not deposits of RBS N.V. and are not endorsed or guaranteed by any bank or thrift, nor are they insured by the Federal Deposit Insurance Corporation or any governmental agency.

Although We Are a Bank, the Notes Are Not Bank Deposits and Are Not Insured or Guaranteed by the Federal Deposit Insurance Corporation, The Deposit Insurance Fund or any Other Government Agency

The Notes are our obligations but are not bank deposits.  In the event of our insolvency the Notes will rank equally with our other unsecured, unsubordinated obligations and will not have the benefit of any insurance or guarantee of the Federal Deposit Insurance Corporation, The Deposit Insurance Fund or any other governmental agency.

Principal Risk

Return of principal on the Securities is only guaranteed up to $100 per $1,000 principal amount of Securities. Any payment required by the terms of the Securities is subject to our creditworthiness and the creditworthiness of Holding. If the fund return decreases by more than 10% during the term of the Securities, the amount of cash paid to you at maturity will be less than the principal amount of the Securities, subject to a minimum return of $100 per $1,000 principal amount of Securities.

Liquidity Risk

The Securities will not be listed on any securities exchange. Accordingly, there may be little or no secondary market for the Securities and information regarding independent market pricing of the Securities may be very limited or non-existent. The value of the Securities in the secondary market, if any, will be subject to many unpredictable factors, including then prevailing market conditions.

It is important to note that many factors will contribute to the secondary market value of the Securities, and you may not receive your full principal back if the Securities are sold prior to maturity. Such factors include, but are not limited to, time to maturity, the price of the Underlying Fund, volatility and interest rates.

In addition, the price, if any, at which our affiliate or another party is willing to purchase Securities in secondary market transactions will likely be lower than the issue price, since the issue price included, and secondary market prices are likely to exclude, commissions, discounts or mark-ups paid with respect to the Securities, as well as the cost of hedging our obligations under the Securities.

THE ROYAL BANK OF SCOTLAND N.V. Digital Buffer Securities

Holdings of the Securities by Our Affiliates and Future Sales

Certain of our affiliates may purchase for investment the portion of the Securities that has not been purchased by investors in a particular offering of Securities, which initially they intend to hold for investment purposes. As a result, upon completion of such an offering, our affiliates may own up to 15% of the aggregate face amount of the Securities. Circumstances may occur in which our interests or those of our affiliates could be in conflict with your interests. For example, our affiliates may attempt to sell the Securities that they had been holding for investment purposes at the same time that you attempt to sell your Securities, which could depress the price, if any, at which you can sell your Securities. Moreover, the liquidity of the market for the Securities, if any, could be substantially reduced as a result of our affiliates holding the Securities. In addition, our affiliates could have substantial influence over any matter subject to consent of the security holders.

Potential Conflicts of Interest

We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities. While the Securities are outstanding, we or any of our affiliates may carry out hedging activities related to the Securities, including in the stocks that comprise the Underlying Fund or instruments related to the Underlying Fund. We or our affiliates may also trade in the stocks that comprise the Underlying Fund or instruments related to the Underlying Fund or the stocks that comprise the Underlying Fund from time to time. Any of these activities could affect the price of the Underlying Fund and, therefore, the value of the Securities.

You Will Not Receive Interest Payments on the Securities or Have Rights in the Stocks that Comprise the Underlying Fund

You will not receive any interest payments on the Securities. As an owner of the Securities, you will not have rights that holders of the stocks that comprise the Underlying Fund, including the right to vote or receive dividends.

Uncertain Tax Treatment

You should review carefully the section of the accompanying Product Supplement No. 2-III entitled “U.S. Federal Income Tax Consequences.” Although the tax consequences of an investment in the Securities are uncertain, we believe it is reasonable to treat the Securities as prepaid financial contracts for U.S. federal income tax purposes. Based on current law, under this treatment you should not recognize taxable income prior to the maturity of your Securities, other than pursuant to a sale or exchange, and your gain or loss on the Securities should be capital gain or loss, and should be long-term capital gain or loss if you have held the Securities for more than one year. If, however, the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the Securities, the tax consequences of the ownership and disposition of the Securities could be affected materially and adversely. We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with the tax treatment described in this Pricing Supplement and the accompanying Product Supplement.

In December 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the Securities. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. holders should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.

We do not provide any advice on tax matters. Both U.S. and non-U.S. holders should consult their tax advisors regarding all aspects of the U.S. federal tax consequences of investing in the Securities (including possible alternative treatments and the issues presented by the December 2007 notice), as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

THE ROYAL BANK OF SCOTLAND N.V. Digital Buffer Securities

Recent Tax Developments

Recently enacted legislation requires certain individuals who hold “debt or equity interests” in any “foreign financial institution” that are not “regularly traded on an established securities market” to report information about such holdings on their U.S. federal income tax returns, generally for tax years beginning in 2011, unless a regulatory exemption is provided.  Prospective investors should consult their tax advisors regarding this legislation.

THE ROYAL BANK OF SCOTLAND N.V. Digital Buffer Securities

HYPOTHETICAL RETURN ANALYSIS OF THE SECURITIES AT MATURITY

The following table illustrates potential return scenarios on a Security that is held to maturity by an investor who purchases the Securities on the original issue date. The information in the table is based on various assumptions, including hypothetical prices of the Underlying Fund, set forth below. We cannot, however, predict the price of the Underlying Fund on the determination date or at any other time in the future. Therefore, the table set forth below is for illustrative purposes only and the returns set forth may not be the actual returns applicable to a holder of the Securities. Moreover, the Underlying Fund may not appreciate or depreciate over the term of the Securities in accordance with any of the hypothetical prices below, and the size and frequency of any fluctuations in the price of the Underlying Fund over the term of the Securities, which we refer to as the volatility of the Underlying Fund, may be significantly different than the volatility implied by the information in the table

Assumptions

Initial Price:	$41.51
Term of the Securities:	36 months
Principal Amount per Security:	$1,000
Digital Return:	$280.00
Buffer Level:	10%

Hypothetical Final Price	Hypothetical Fund Return(a)	Hypothetical Payment at Maturity without Digital Return or Buffer(b)	Hypothetical Total Return on each Security with Digital Return and Buffer ($) (c) (d) (%)(e)
$80.00	92.72%	$1,927.25	$1,280.00	28.00%
$77.00	85.50%	$1,854.97	$1,280.00	28.00%
$72.00	73.45%	$1,734.52	$1,280.00	28.00%
$57.00	37.32%	$1,373.16	$1,280.00	28.00%
$55.00	32.50%	$1,324.98	$1,280.00	28.00%
$52.00	25.27%	$1,252.71	$1,280.00	28.00%
$48.00	15.63%	$1,156.35	$1,280.00	28.00%
$45.00	8.41%	$1,084.08	$1,280.00	28.00%
$43.45	4.67%	$1,046.74	$1,280.00	28.00%
$41.51	0.00%	$1,000.00	$1,280.00	28.00%
$41.50	-0.02%	$ 999.76	$1,000.00	0.00%
$41.00	-1.23%	$ 987.71	$1,000.00	0.00%
$40.00	-3.64%	$ 963.62	$1,000.00	0.00%
$38.00	-8.46%	$ 915.44	$1,000.00	0.00%
$37.36	-10.00%	$ 900.02	$1,000.00	0.00%
$37.00	-10.86%	$ 891.35	$ 991.35	-0.86%
$35.00	-15.68%	$ 843.17	$ 943.17	-5.68%
$32.00	-22.91%	$ 770.90	$ 870.90	-12.91%
$28.00	-32.55%	$ 674.54	$ 774.54	-22.55%
$20.00	-51.82%	$ 481.81	$ 581.81	-41.82%
$15.00	-63.86%	$ 361.36	$ 461.36	-53.86%
$10.00	-75.91%	$ 240.91	$ 340.91	-65.91%
$ 0.00	-100.00%	$ 0.00	$ 100.00	-90.00%

Please see footnotes on next page.

THE ROYAL BANK OF SCOTLAND N.V. Digital Buffer Securities

(a)	The fund return for each $1,000 principal amount of Securities will be equal to:

Final Price – Initial Price
Initial Price

where,

•	the initial price is the closing price of the Underlying Fund on the pricing date; and

•	the final price is the closing price of the Underlying Fund on the determination date.

(b)
This column shows the cash return you would receive if there were no buffer and no digital return and your payment at maturity directly reflected the performance of the Underlying Fund. The digital return is $280.00 and the buffer is 10%.

(c)	At maturity you will receive, for each $1,000 principal amount of Securities, a cash payment calculated as follows:

(1)	if the fund return is 0% or positive, $1,000 plus the digital return;

(2)	if the fund return is less than 0% and down to and including -10%, $1,000; and

(3)	if the fund return is less than -10%, $1,000 plus [(fund return + 10%) x $1,000].

The Securities are not fully principal protected. If the fund return is less than -10% you could lose up to 90% of your initial principal investment. In addition, you will never receive a payment at maturity greater than $1,280.00.

(d)
The total return presented is exclusive of any tax consequences of owning the Securities. You should consult your tax advisor regarding whether owning the Securities is appropriate for your tax situation. See the sections titled “Risk Factors” and “Taxation” in this Pricing Supplement.

(e)	Represents the percentage total return on each Security.

THE ROYAL BANK OF SCOTLAND N.V. Digital Buffer Securities

PUBLIC INFORMATION REGARDING THE UNDERLYING FUND

iShares MSCI Emerging Markets Index Fund

      The Underlying Fund is an exchange traded fund of iShares®, Inc. which is a registered investment company that consists of numerous separate investment portfolios, among which is the Underlying Fund.  The Underlying Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in emerging markets, as measured by the iShares MSCI Emerging Markets Index, which we refer to as the Underlying Index. The Underlying Index is a free-floating adjusted average of the U.S. dollar values of all of the equity securities constituting the MSCI indices for selected emerging market countries.  For more information on the Underlying Fund see Underlying Supplement No. 2-IV.  The Underlying Fund holds equity securities traded primarily in the global emerging markets.  The Underlying Fund is called an exchange traded fund because its shares trade on the NYSE Arca Inc. under the ticker symbol "EEM."

The Underlying Fund is registered under the Securities Exchange Act of 1934, as amended, and under the Investment Company Act of 1940, as amended, or the Investment Company Act and the Underlying Fund is required to file periodically certain financial and other information specified by the Commission which is available to the public. Information provided to or filed with the Commission by the Underlying Fund can be inspected and copied at the public reference facilities maintained by the Commission at 100 F Street, N.E., Washington, D.C. 20549.  Copies of this material can also be obtained from the Public Reference Room of the Commission at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates. Please call the Commission at 1-800-SEC-0330 for further information about the Public Reference Room. In addition, information provided to or filed with the Commission electronically can be accessed through a website maintained by the Commission. The address of the Commission’s website is http://www.sec.gov. Information provided to or filed with the Commission by the Underlying Fund pursuant to the Securities Act of 1933, as amended, and the Investment Company Act can be located by reference to the applicable Commission file numbers provided in the information below.

In addition, information regarding the Underlying Fund may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such reports.

This Pricing Supplement relates only to the Securities offered by us and does not relate to the Underlying Fund.  We will derive all disclosures contained in this Pricing Supplement regarding the Underlying Fund from the publicly available documents described above. Neither we nor Holdings nor the agents have participated in the preparation of such documents or made any due diligence inquiry with respect to the Underlying Fund in connection with the offering of the Securities. Neither we nor Holdings nor the agents make any representation that such publicly available documents or any other publicly available information regarding the Underlying Fund are accurate or complete. Furthermore, neither we nor Holdings can give any assurance that all events occurring prior to the date of this Pricing Supplement (including events that would affect the accuracy or completeness of the publicly available documents described above) that would affect the trading price of the Underlying Fund (and therefore the initial price and the final price) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the Underlying Fund could affect the value you will receive on the maturity date with respect to the Securities and therefore the trading prices of the applicable Securities.  Neither we nor Holdings nor any of our affiliates have any obligation to disclose any information about the Underlying Fund after the date of this Pricing Supplement.

Neither we nor Holdings nor any of our affiliates makes any representation to you as to the performance of the Underlying Fund.  We and/or our affiliates may presently or from time to time engage in business with the sponsor of the Underlying Fund, including extending loans to, or making equity investments in, or providing advisory services to the sponsor of such Underlying Fund. In the course of such business, we and/or our affiliates may acquire non-public information with respect to the Underlying Fund and, in addition, one or more of our affiliates may publish research reports with respect to the Underlying Fund. The statement in the preceding sentence is not intended to affect the rights of holders of the Securities under the securities laws. As a prospective purchaser of a Security, you should undertake such independent investigation of the Underlying Fund as in your judgment is appropriate to make an informed decision with respect to an investment in the Securities.

THE ROYAL BANK OF SCOTLAND N.V. Digital Buffer Securities

License Agreement

iShares is a registered mark of Barclays Global Investors, N.A., or its successor or assign (“BGI”).  BGI has licensed certain trademarks and trade names of BGI to us.  The Securities are not sponsored, endorsed, sold, or promoted by BGI.  BGI makes no representations or warranties to the owners of the Securities or any member of the public regarding the advisability of investing in the Securities.  BGI has no obligation or liability in connection with the operation, marketing, trading or sale of the Securities.

THE ROYAL BANK OF SCOTLAND N.V. Digital Buffer Securities

HISTORICAL INFORMATION

The following table sets forth the price of the iShares MSCI Emerging Markets Index Fund at the end of each month in the period from January 2005 through April 27, 2010. These historical data on the iShares MSCI Emerging Markets Index Fund are not indicative of the future performance of the iShares MSCI Emerging Markets Index Fund or what the price of the Securities will be. Any historical upward or downward trend in the price of iShares MSCI Emerging Markets Index Fund during any period set forth below is not an indication that the iShares MSCI Emerging Markets Index Fund is more or less likely to increase or decrease at any time during the term of the Securities.

You cannot predict the future performance of the Securities or the iShares MSCI Emerging Markets Index Fund based on the historical performance of the iShares MSCI Emerging Markets Index Fund. Neither we nor Holdings can guarantee that the price of the iShares MSCI Emerging Markets Index Fund will increase.

	2005	2006	2007	2008	2009	2010
January	$22.30	$33.58	$38.09	$45.62	$22.64	$38.28
February	$24.46	$32.29	$36.57	$46.53	$21.22	$38.96
March	$22.53	$32.99	$38.82	$44.78	$24.80	$42.12
April	$22.25	$35.14	$40.27	$48.87	$28.66	$41.51*
May	$22.95	$31.22	$42.25	$50.42	$33.23
June	$23.86	$31.29	$43.87	$45.23	$32.22
July	$25.69	$32.02	$44.18	$42.74	$35.77
August	$26.03	$32.53	$44.64	$40.04	$35.30
September	$28.29	$32.25	$49.80	$34.16	$38.90
October	$26.49	$34.52	$55.71	$25.42	$37.56
November	$28.03	$36.59	$51.45	$22.94	$40.51
December	$29.41	$38.05	$50.09	$24.96	$41.50

* Through April 27, 2010

THE ROYAL BANK OF SCOTLAND N.V. Digital Buffer Securities

PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have appointed RBS Securities Inc. (“RBSSI”) as agent for this offering. RBSSI has agreed to use reasonable efforts to solicit offers to purchase the Securities. We will pay RBSSI, in connection with sales of the Securities resulting from a solicitation such agent made or an offer to purchase such agent received, a commission of 3.25% of the initial offering price of the Securities. RBSSI has informed us that, as part of its distribution of the Securities, it intends to reoffer the Securities to other dealers who will sell the Securities. Each such dealer engaged by RBSSI, or further engaged by a dealer to whom RBSSI reoffers the Securities, will purchase the Securities at an agreed discount to the initial offering price of the Securities. RBSSI has informed us that such discounts may vary from dealer to dealer and that not all dealers will purchase or repurchase the Securities at the same discount. You can find a general description of the commission rates payable to the agents under “Plan of Distribution” in the accompanying Product Supplement No. 2-III.

RBSSI is an affiliate of ours and RBS Holdings N.V. RBSSI will conduct this offering in compliance with the requirements of NASD Rule 2720 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distributing the securities of an affiliate. Following the initial distribution of any of these Securities, RBSSI may offer and sell those Securities in the course of its business as a broker-dealer. RBSSI may act as principal or agent in those transactions and will make any sales at varying prices related to prevailing market prices at the time of sale or otherwise. RBSSI may use this Pricing Supplement and the accompanying Prospectus, Prospectus Supplement, Product Supplement No. 2-III and Underlying Supplement No. 2-IV in connection with any of those transactions. RBSSI is not obligated to make a market in any of these Securities and may discontinue any market-making activities at any time without notice.

RBSSI or an affiliate of RBSSI will enter into one or more hedging transactions with us in connection with this offering of Securities. See “Use of Proceeds” in the accompanying Product Supplement No. 2-III.

To the extent that the total aggregate face amount of the Securities being offered by this Pricing Supplement is not purchased by investors in the offering, one or more of our affiliates has agreed to purchase the unsold portion, and to hold such Securities for investment purposes. See “Holdings of the Securities by our Affiliates and Future Sales” under the heading “Risk Factors” in this Pricing Supplement.